(j)(2)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors

Voya Series Fund, Inc.

We consent to the use of our report dated May 27, 2016, with respect to the financial statements of Voya Government Money Market Fund (formerly, Voya Money Market Fund), a series of Voya Series Fund, Inc., incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
KPMG LLP

Boston, Massachusetts

July 26, 2016